Exhibit 99.1

WILLOW GROVE BANCORP, INC. ADDED TO THE
RUSSELL 3000® INDEX

Company added as part of annual reconstitution of the 3,000 largest U.S. public companies

King of Prussia, PA — July 17, 2006 - Willow Grove Bancorp, Inc. (NASDAQ: WGBC) announced today that, as of July 3, 2006, the Company has been added to the Russell 3000® Index, a roster of 3,000 U.S. public companies with the highest market capitalization.

Willow Grove’s inclusion in this year’s Russell 3000 was part of the annual reconstitution of the Russell indexes. Membership in Russell’s U.S. equity indexes is determined by market capitalization as of May 31, 2006.

“We believe that the addition of Willow Grove to the Russell 3000 is indicative of the success we have had serving the best banking markets in Southeastern Pennsylvania”, said Donna Coughey, Chief Executive Officer of Willow Grove Bancorp, Inc.  “By offering a wide array of consumer and business banking solutions, coupled with a dedication to customer service, we are able to meet and exceed the needs of current and prospective customers, as well as increase revenues and assets.”

The Russell 3000® Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S. market. The Russell 3000 is constructed to provide a comprehensive, unbiased, and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

About Willow Grove Bancorp, Inc.

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. Willow Grove Bank was founded in 1909 and operates 27 branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, Maple Glen, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester, Pennsylvania.

Additional information is available at: http://www.willowgrovebank.com.

Forward-Looking Statements

The information contained in this press release may contain forward- looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Grove Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “may,” “likely,” “probably” or “possibly.” Willow Grove Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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